EXHIBIT 2.1
EXECUTION COPY

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AGREEMENT AND PLAN OF MERGER

Dated as of January 10, 2006

by and among

LOTTOMATICA S.P.A.,

GOLD HOLDING CO.,

GOLD ACQUISITION CORP.

and

GTECH HOLDINGS CORPORATION

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TABLE OF CONTENTS

- ii -

- iii -

SECTION 10.09. Assignment	66
SECTION 10.10. Consent to Jurisdiction	66
SECTION 10.11. Waiver of Jury Trial	67
SECTION 10.12. Remedies	67

ANNEX A Form of Amended and Restated Certificate of Incorporation

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GLOSSARY

Terms	Section
Acquisition Agreement	5.02(b)
Acquisition Co	Preamble
Acquisition Co Common Stock	2.01(a)(iii)
Acquisition Financing	4.06
Adverse Recommendation Change	5.02(b)
affiliate	10.03
Agreement	Preamble
Alternate Financing	6.10(a)
Antitrust Division	6.03(a)
Antitrust Law	3.05(b)
Appraisal Shares	2.01(b)
Assets	3.16
Atronic Contracts	7.02(g)
Authorized Agent	9.02(f)
business day	10.03
Cap Ex Budget	5.01(a)(ix)
Capital Securities Backstop Letter	4.06
Capital Securities Financing	4.06
Capitalization Date	3.03(a)
Certificate	2.01(a)(ii)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(h)
Commitment Letters	4.06
Company	Preamble
Company Benefit Agreement	3.11
Company Benefit Plan	3.11
Company Board	3.04(b)
Company By-laws	3.01
Company Capital Stock	2.01(a)

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Terms	Section
Company Cash Balance	7.02(h)
Company Certificate	1.05
Company Common Stock	2.01(a)
Company Disclosure Letter	Article III
Company Employees	6.05(a)
Company ERISA Affiliate	3.12(c)
Company Intellectual Property	3.09(a)
Company IT Systems	3.23(e)
Company Pension Plans	3.12(a)
Company Preferred Stock	3.03(a)
Company Property	3.16
Company Restricted Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Senior Notes	3.07
Company Stock Options	3.03(a)
Company Stock Plans	3.03(a)
Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(d)
Company Subsidiaries	3.01
Company Termination Fee	6.07(b)
Confidentiality Agreement	5.02(a)
Consent	3.05(b)
Contract	3.05(a)
Convertible Debentures	3.03(a)
De Agostini	4.06
DGCL	1.01
EC Merger Regulation	6.03(a)
Effect	10.03
Effective Time	1.03
Environmental Laws	3.19(c)
Environmental Permits	3.19(c)
ERISA	3.11
ESPP	3.03(a)
Exchange Act	3.05(b)

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Terms	Section
Exchange Fund	2.02(a)
Filed Company SEC Documents	Article III
Fraud	3.23(a)
Fraud Losses	3.23(a)
FTC	6.03(a)
GAAP	3.06(b)
Games	3.23(a)
Gaming Business	3.23(e)
Gaming Laws	6.03(g)
Governmental Entity	3.05(b)
Guarantee	9.02(a)
Guaranteed Obligations	9.02(a)
Guarantor	Preamble
Guarantor Stockholder Approval	4.04(b)
Guarantor Stockholders Meeting	4.04(b)
HSR Act	3.05(b)
HSR Filing	6.03(a)
Incentive Plans	6.05(c)
Indenture	6.15(a)
Intellectual Property	3.09(c)
Inventors	3.09(a)
Joint Venture Agreement	3.08(a)(xiv)
Judgment	3.05(a)
knowledge	10.03
Law	3.05(a)
Leased Property	3.16
Legal Impediment	6.03(b)
Liens	3.02(a)
Lottery Business	6.03(g)
Lottery Contract	3.08(a)(xiii)
Material Adverse Effect	10.03
Material Contracts	3.08(b)
Materials of Environmental Concern	3.19(c)
Maximum Premium	6.06(c)

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Terms	Section
Merger	Recitals
Merger Consideration	2.01(a)(ii)
Multiemployer Plan	3.11
Notice of Superior Proposal	5.02(b)
NYSE	3.05(b)
Other Antitrust Filings	6.03(a)
Other Filings	6.01(a)
Outside Date	8.01(b)(i)
Owned Property	3.16
Parent	Preamble
Parent Termination Fee	6.07(c)
Paying Agent	2.02(a)
Permits	3.15(a)
Permitted Lien	3.08(d)
person	10.03
Pre-Closing Service	6.05(d)
Pre-Underwriting Agreement	4.06
Proxy Statement	3.05(b)
Representatives	5.02(a)
Restraint	7.01(c)
Rights Offering	4.06
Sarbanes-Oxley Act	3.06(b)
SEC	3.05(b)
Section 262	2.01(b)
Securities Act	3.06(a)
Senior Commitment Letter	4.06
subsidiary	10.03
Superior Proposal	5.02(b)
Surviving Corporation	1.01
Takeover Proposal	5.02(a)
Tax Return	3.10(g)
Taxes	3.10(g)
Transfer Taxes	6.09
Video Lottery Business	6.03(g)

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Terms	Section
Voting Company Debt	3.03(a)

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 10, 2006, by and among LOTTOMATICA S.P.A., an Italian corporation (“Guarantor”), GOLD HOLDING CO., a Delaware corporation and direct, wholly owned subsidiary of Guarantor (“Parent”), GOLD ACQUISITION CORP., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Acquisition Co”), and GTECH HOLDINGS CORPORATION, a Delaware corporation (the “Company”).

WHEREAS the respective boards of directors of Guarantor, Parent, Acquisition Co and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective boards of directors of Guarantor, Parent, Acquisition Co and the Company have approved this Agreement and the merger (the “Merger”) of Acquisition Co with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned by Guarantor, Parent, Acquisition Co or the Company or their respective subsidiaries shall be converted into the right to receive $35.00 in cash, without interest;

WHEREAS Parent, Acquisition Co and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS Guarantor desires to make certain representations, warranties, covenants, agreements and to absolutely and unconditionally guarantee the payment and performance when due of all of the covenants, agreements and obligations of Parent and Acquisition Co, and their respective successors and assigns, contained in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Co shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition Co shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at

10:00 a.m., New York time, on the third business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable Law) waived on such third business day, then the Closing shall take place on the first business day on which all such conditions shall have been or can be satisfied or (to the extent permitted by applicable Law) shall have been waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended at the Effective Time to be in the form of Annex A and, as so amended, such Company Certificate shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The By-laws of Acquisition Co, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Acquisition Co immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. (a) Cancellation and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Capital Stock”) or any shares of capital stock of Acquisition Co:

(i) Cancellation of Treasury Stock and Stock Owned by Guarantor, Parent or Acquisition Co. Each share of Company Common Stock that is owned by the Company, Guarantor, Parent or Acquisition Co or owned by any direct or indirect subsidiary of such persons, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(i) and the Appraisal Shares), including the shares of Company Restricted Stock, shall, subject to Section 2.02(h), be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(iii) Conversion of Acquisition Co Common Stock. Each share of common stock, par value $0.01 per share, of Acquisition Co (“Acquisition Co Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.01(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of Certificates representing shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability. None of Guarantor, Parent, Acquisition Co, the Company, the Paying Agent or any of their respective affiliates shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Sections 2.02(d) and 2.02(e)), Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(h) Withholding. Parent, the Surviving Corporation and the Paying Agent may withhold from the sum payable to any person under this Agreement, and pay to the appropriate taxing authorities, any amounts which any of them may be required to withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax law. Any sum which is withheld and paid to a taxing authority as permitted by this Section will be deemed for purposes of this Article II to have been paid to the person with regard to whom it is withheld.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent , Acquisition Co and Guarantor that, except as identified in the Company SEC Documents filed by the Company with the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (other than disclosures in “Certain Factors That May Effect Future Performance,” “Risk Factors” and “Forward Looking Information” sections of the Filed Company SEC Documents and any other disclosures included in any such Company SEC Documents that are predictive or forward-looking in nature) or in the letter (it being understood that each section or schedule of such letter qualifies the correspondingly numbered representation, warranty or covenant hereof to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section or schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), dated as of the date of this Agreement, from the Company to Parent and Acquisition Co (the “Company Disclosure Letter”):

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction in which it is organized and has full corporate or similar power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, (i) does not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the

Merger or the other transactions contemplated by this Agreement and (ii) has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified, (i) does not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, complete and accurate copies of the Company Certificate and the By-laws of the Company, as amended through the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each material Company Subsidiary (including each material Company Subsidiary not wholly owned directly or indirectly by the Company), in each case as amended through the date of this Agreement. Neither the Company nor GTECH Corporation is in violation of the provisions of their respective governing documents. No material Company Subsidiary (excluding GTECH Corporation which is the subject of the preceding sentence) is in violation of the provisions of its governing documents in any material respect and no other Company Subsidiary (excluding GTECH Corporation which is the subject of the preceding sentence) is in violation of the provisions of its governing documents in a manner that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.02. Company Subsidiaries; Equity Interests.  (a) Schedule 3.02(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and its jurisdiction of organization and, with respect to each Company Subsidiary not directly or indirectly wholly-owned by the Company, the class and percentage of the outstanding shares of capital stock or other ownership interests of such Company Subsidiary held by the Company, by any other Company Subsidiary and by any other person. All the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal and, other than directors’ qualifying shares, are owned by the Company and/or by one or more Company Subsidiaries, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on January 6, 2006 (the “Capitalization Date”), (i) 126,447,121 shares of Company Common Stock were issued and outstanding (which number includes 960,521 shares of Company Common Stock, assuming all unvested shares are vested, subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company (the “Company Restricted Stock”)), and 0 shares of Company Common Stock were held by the Company in its treasury, (ii) 6,945,056,234 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1994 Stock Option Plan, as amended and restated, 1996 Non Employee Directors’ Stock Option Plan, as amended, 1997 Stock Option Plan, as amended, 1998 Non-Employee Directors’ Stock Election Plan, 1999 Non-Employee Directors’ Stock Option Plan, as amended, 2000 Restricted Stock Plan, 2000 Omnibus Stock Option and Long-Term Incentive Plan, 2002 Omnibus Stock Option and Long-Term Incentive Plan, 2004 Employee Stock Purchase Plan (the “ESPP”) and Management Stock Bonus Plan (such plans, collectively, the “Company Stock Plans”), of which (A) 7,719,241 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (together with any options to purchase shares of Company Common Stock granted after the Capitalization Date, the “Company Stock Options”) and (B) 42,665 shares of Company Common Stock were subject to outstanding rights under the ESPP based on payroll information for the period ending October 31, 2005 (assuming the fair market value per share of Company Common Stock on the last day of the offering period in effect under the ESPP on April 30, 2006 was equal to the Merger Consideration), (iii) 1,147,271 shares of Company Common Stock were issuable upon conversion of the Company’s outstanding 1.75% Convertible Debentures due 2021 (the “Convertible Debentures”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. No shares of Company Common Stock or Company Preferred Stock are held by any Company Subsidiary. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or voting securities of the Company were issued, reserved for issuance or outstanding. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued, granted, sold or otherwise transferred, or reserved for issuance, sale, grant or transfer, any shares of capital stock, voting securities or Company Stock Options, other than the issuance of Company Common Stock upon conversion of Convertible Debentures and issuances pursuant to the exercise of Company Stock Options and rights under the ESPP or otherwise pursuant to the Company’s obligations under the Company Stock Plans. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Other than the Convertible Debentures, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exchangeable for or exercisable for securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). As of the Capitalization Date, there are outstanding Company Stock Options to acquire 7,719,241 shares of Company Common Stock at a weighted average exercise price of $14.79 per share. Except for such Company Stock Options, the outstanding Convertible Debentures, outstanding shares of Company Restricted Stock subject to forfeiture back to the Company for no consideration and rights to purchase shares of Company Common Stock under the ESPP, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in, or any securities or other rights convertible into, or exercisable or exchangeable for, any capital stock of or other equity interest in, the Company or any Company Subsidiary.

(b) As of the Capitalization Date, (i) each Company Stock Option has the exercise price, is subject to the vesting schedule, has an exercise period and is held by the holder set forth with respect thereto, as set forth in Schedule 3.03(b)(i) of the Company Disclosure Letter, and (ii) each outstanding share of Company Restricted Stock is subject to the vesting schedule and held by the holder set forth with respect thereto in Schedule 3.03(b)(ii) of the Company Disclosure Letter.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (by all the directors voting at such meeting) adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Assuming the representation made in Section 4.08 is correct, the approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Board referred to in this

Section 3.04(b) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement. There is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any Company Subsidiary is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise, other instrument or obligation (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule, regulation, code or principle of common law and equity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, (x) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (y) have not had and would not reasonably be expected to have a Material Adverse Effect. This Section 3.05(a) does not relate to matters with respect to employee benefits, which are the subject of Section 3.12.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar laws (each, an “Antitrust Law”) of any jurisdiction, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”) and (B) such other reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”) and (v) such other items that, individually or in the aggregate, (x) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (y) have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. SEC Documents. (a) The Company has filed or furnished all reports, schedules, forms, certifications, statements and other documents required to be filed with or furnished by the Company to the NYSE or the SEC under the registration and periodic disclosure rules, regulations and requirements of the Securities Act of 1933, as amended (including the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), or the Exchange Act since January 31, 2002 (such documents, together with any documents filed or furnished during such period by the Company with the SEC on a voluntary basis since February 23, 2003 on Current Reports on Form 8-K, the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the SEC promulgated thereunder) (the “Sarbanes-Oxley Act”) and the rules of the NYSE, in each case as applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents, at the time it was filed, or, in the case of registration statements filed with the SEC, on the date of effectiveness thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes and schedules) of the Company included in each of the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect).

(c) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) to the extent accrued or reserved against in the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents or set forth in the notes thereto or (ii) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Absence of Certain Changes or Events. From February 26, 2005 to the date of this Agreement, the Company has conducted its business only in the ordinary course of business. Since February 26, 2005, there has not been any event, change, effect or development (including changes in circumstances relating to any event or effect which has occurred prior to the date hereof) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. From February 26, 2005 to the date of this Agreement, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company or any Company Subsidiary of any Company Capital Stock (other than (A) the regular quarterly cash dividend with respect to the Company Common Stock of $0.085 per share and (B) repurchases of any shares of Company Restricted Stock in connection with forfeitures); (ii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; (iii) (A) except in the ordinary course of business or as required pursuant to any Company Benefit Plan or Company Benefit Agreement in effect on February 26, 2005, any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any equity-based awards or any increase in compensation, (B) any granting by the Company or any Company Subsidiary to any director, executive officer or other employee of any severance or termination pay or any increase in severance or termination pay or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, executive officer or other employee, other than, in the case of clauses (iii)(B) and (C), grants of or increases in, or entry into of agreements providing for or amendments providing increases in, severance or termination pay in respect of employees (other than directors and officers) in the aggregate amount not in excess of $2,000,000; (iv) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; (v) with respect to the Company or any Company Subsidiary, any material election (or any change to a material election) with respect to Taxes, any material change in any accounting method in respect of Taxes, any entering into of a closing agreement relating to Taxes, any waiver of a statute of limitations relating to Taxes or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; (vi) any redemption, repurchase, prepayment, defeasance or other acquisition by the Company or any Company Subsidiary of any of the Company’s 4.75% Senior Notes due October 2010, 4.50% Senior Notes due December 2009 or 5.25% Senior Notes due December 2014 (collectively, the “Company Senior Notes”); (vii) any acquisition, by the Company or any Company Subsidiary, by merger, consolidation, or purchase of a substantial equity interest in or portion of the assets of, or by any other manner, of any corporation, partnership, joint venture, association or other business organization or division thereof for consideration in excess of $5,000,000, (viii) incurrences or guarantees made by the Company or any Company Subsidiary of more than $5,000,000 of indebtedness for borrowed money, or modification in any material respect by the Company or any Company Subsidiary, of the terms of any indebtedness for borrowed money of the Company or any Company Subsidiary, (ix) any sale, lease (as lessor), license or other disposition by the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice; or (x) any agreement by the Company or any of the Company Subsidiaries to take any of the actions described in clauses (i) - (ix) above.

SECTION 3.08. Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) written employment Contract that provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or any Company Subsidiary by notice of not more than 90 days for a cost of less than $100,000;

(ii) collective bargaining agreement or other Contract with any labor organization, union or association;

(iii) Contract that materially restricts the ability of the Company or any Company Subsidiary to compete with any business or in any geographical area or to solicit customers or other service providers;

(iv) Contract (other than this Agreement) that is required to be disclosed pursuant to Items 404 or 601(b)(10) of Regulation S-K under the Securities Act (other than employment agreements covered by clause (i) above);

(v) lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company), (A) any Company Property that is material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted or (B) any portion of any premises otherwise occupied by the Company or a Company Subsidiary;

(vi) lease, sublease or similar Contract with any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Company Subsidiary (other than the ordinary course lease of terminals and other equipment to customers pursuant to the terms of any Lottery Contract or other commercial services arrangement), in any such case which provides for a future liability or receivable, as the case may be, in excess of $1,000,000 annually or $5,000,000 over the term of the Contract, and is not terminable by the Company or a Company Subsidiary by notice of not more than 90 days for a cost of less than $500,000;

(vii) Contract under which the Company or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Company Subsidiary directly or indirectly wholly owned by the Company), in each case involving an aggregate principal amount in excess of $5,000,000, other than trade payables arising in the ordinary course of business;

(viii) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than the Company or a Company Subsidiary, has guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has guaranteed or is required to guarantee indebtedness, liabilities or obligations of any person, other than the Company or a Company Subsidiary, directly or indirectly wholly owned by the Company, in each case involving an aggregate guaranteed amount in excess of $5,000,000;

(ix) Contract (other than a Joint Venture Agreement) under which the Company or a Company Subsidiary has made or is required to make, any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Company Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business), in each case involving an aggregate amount in excess of $5,000,000;

(x) Contract creating or granting any Lien (including Liens upon properties acquired under conditional sales and capital leases but excluding Permitted Liens), other than Liens granted in the ordinary course of business consistent with past practice which are not material to the Company and the Company Subsidiaries;

(xi) Contract for the purchase of raw materials, supplies or equipment or for any other capital expenditure that provides for cash payments by the Company or any Company Subsidiary that are reasonably expected to exceed $5,000,000 per annum;

(xii) Contract (other than Lottery Contracts) for the sale of any asset of the Company or a Company Subsidiary having a fair market value in excess of $5,000,000 or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

(xiii) Facilities Management Contract, Product Sales Contract or Video Lottery Contract (as those terms are used in the Company SEC Documents) (each, a “Lottery Contract”), other than any Lottery Contract with respect to which the Company or any Company Subsidiary expects to generate revenue of less than $5,000,000 over its term;

(xiv) Contract for any joint venture, partnership or similar arrangement (each, a “Joint Venture Agreement”);

(xv) Contract for the acquisition of assets or any business (whether by merger, consolidation, acquisition of stock or assets or otherwise) for an amount in excess of $5,000,000; or

(xvi) settlement or conciliation agreement or similar agreement (except for Company Benefit Plans and Company Benefit Agreements) or order or consent of a Governmental Entity to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary in excess of $5,000,000.

(b) All Contracts filed or furnished (or required to be filed or furnished) as an exhibit to a Company SEC Document or required to be set forth in Schedule 3.08 of the Company Disclosure Letter (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.08 of the Company Disclosure Letter, the Company or the applicable Company Subsidiary has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, except for such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice or claim of default under any Material Contract or any notice of an intention to, and to the knowledge of the Company, no other party to any Material Contract intends to, terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement). True, complete and accurate copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Parent.

(c) Schedule 3.08(c) of the Company Disclosure Letter sets forth a true and complete list of all Lottery Contracts that, pursuant to the terms thereof, require a consent, approval, order or authorization to be obtained in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) In this Agreement:

“Permitted Lien” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings by the Company or a Company Subsidiary in each case for which appropriate reserves have been established, (ii) Liens imposed by applicable Law which are not yet due and payable and have arisen in the ordinary course of business or for which appropriate reserves have been established by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv)  easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or a Company Subsidiary, (v) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, (vi) any Lien the existence of which is expressly disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents and (vii) zoning, building and other similar restrictions that do not adversely affect in any material respect the current use of the applicable Company Property.

SECTION 3.09. Intellectual Property. (a) Schedule 3.09(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material Intellectual Property owned or used by or licensed to the Company or any Company Subsidiary. The Intellectual Property set forth on Schedule 3.09(a) of the Company Disclosure Letter is referred to in this Agreement as the “Company Intellectual Property”. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) the Company or any Company Subsidiary own all right, title and interest in, or have a valid right to use, pursuant to a license or otherwise, all Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as is currently conducted free and clear of all Liens, and the consummation of the Merger or the other transactions contemplated hereby will not impair such ownership or rights, (ii) the Company or a Company Subsidiary is the sole and exclusive owner of, and the Company and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Company Intellectual Property that is owned by the Company or a Company Subsidiary, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, (iii) during the past six years neither the Company nor any of the Company Subsidiaries has received any written communication from any person asserting any ownership interest in or challenging the validity of the Company’s or the Company Subsidiaries’ interests in any owned Company Intellectual Property, and (iv) all Company Intellectual Property owned by the Company is valid and subsisting and in full force and effect and all Contracts relating to licenses of Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted are valid and enforceable. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have obtained valid and effective work made for hire agreements and assignments from all of their employees, former employees (or persons they currently intend to hire), independent contractors and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any Company Intellectual Property. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have taken all action necessary to maintain and preserve the Company Intellectual Property, including by entering into valid and effective confidentiality or non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets and payment of maintenance and similar fees for any Company Intellectual Property.

(b) Neither the Company nor any Company Subsidiary has granted any license of any kind relating to any owned, used or licensed Company Intellectual Property or the marketing or distribution thereof, except (i) nonexclusive licenses granted in the ordinary course of business and (ii) exclusive licenses relating to the development of Intellectual Property specifically for a customer and licenses to such customer in the ordinary course of business. Neither the Company nor any Company Subsidiary is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Company Subsidiaries that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except for so-called “shrink-wrap” license agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business. The conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with, misappropriate or infringe, and has not violated, misappropriated or infringed, the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened, as of the date of this Agreement against the Company or any Company Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness, legality or use in the business of the Company and the Company Subsidiaries of any Intellectual Property (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party), except for such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) In this Agreement:

“Intellectual Property” means any patent (including all improvements, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), patent application, patent right, invention (whether or not patentable), trademark, trademark registration, trademark application, service mark, service mark application, trade dress, logo, domain name, corporate name, copyright registration, copyright application, trade name, brand name, copyright, registration, design, design registration, trade secret, internet domain name, internet domain name registration or any right, license, sublicense or agreement, and the goodwill associated with or to any of the foregoing.

SECTION 3.10. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed that has not been paid in full or otherwise settled, no audit or other administrative proceeding or judicial proceeding with respect to any Taxes is in progress or pending against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any Taxes are pending.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through the fiscal year that ended in February 2001. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement or similar arrangement with respect to liability for, sharing of or indemnity in respect of Taxes.

(e) (i) All Taxes of the Company and the Company Subsidiaries that are not yet due and payable have been adequately provided for on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents other than those Taxes accrued in the ordinary course of business since the date of such balance sheet; (ii) the Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (iii) neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise, (iv) neither the Company nor any Company Subsidiary has been distributed or has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 of the Code, (v) neither the Company nor any Company Subsidiary has been a party to any “closing agreement” described in Code § 7121 (or any comparable provision of state, local or foreign Tax law) or has requested or received any Tax ruling, transfer pricing agreement, or similar agreement, (vi) neither the Company nor any Company Subsidiary will be required to recognize for tax purposes in a tax period ending on or after the Closing Date any material income or gain as a result of using the installment method of accounting, or making or being required to make any change in method of accounting or otherwise, and (vii) neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” for purposes of Treasury Regulation section 1.6011-4(b) or any analogous provision of state or local law.

(f) Company Common Stock is not a United States real property interest for purposes of section 897(c) of the Code.

(g) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity or in connection with any agreement with respect to Taxes, and whether estimated or actual, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return, including in each case attachments thereto, relating to Taxes.

SECTION 3.11. Absence of Changes in Company Benefit Plans and Company Benefit Agreements. Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, arrangement or understanding, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, other than any

(a) “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Multiemployer Plan”)) or (b) any plan, arrangement or policy mandated by applicable Law, is herein referred to as a “Company Benefit Plan”. Each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than any agreement or arrangement mandated by applicable Law, is herein referred to as a “Company Benefit Agreement”. Except in the ordinary course of business or as disclosed in the Filed Company SEC Documents, from February 26, 2005 to the date of this Agreement, there has not been any adoption or material amendment by the Company or any Company Subsidiary of any Company Benefit Plan or Company Benefit Agreement.

SECTION 3.12. ERISA Compliance; Excess Parachute Payments.  (a) The Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all material Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), all material Company Benefit Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and applicable Law (including ERISA and the Code), other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, complete and accurate copies of (i) each material Company Benefit Plan and each material Company Benefit Agreement, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as the result of applicable Laws relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law) and (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law or, for Company Benefit Plans for which a summary plan description is not so required, such other written description of such Company Benefit Plan provided to participants therein, if any.

(b) Except as disclosed in the Company Disclosure Letter, all Company Pension Plans that are intended to be qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened. The Company has made true, complete and accurate copies of the most recent of such determination letters available to Parent.

(c) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) sponsors, participates in, or is required to contribute to, any Multiemployer Plan or any plan subject to Title IV of ERISA or Section 412 or 4971 of the Code.

(d) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or Company Benefit Agreement other than claims for benefits which are payable in the ordinary course of business; (iii) no litigation has been commenced with respect to any Company Benefit Plan or Company Benefit Agreement and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal operation of such Company Benefit Plan or Company Benefit Agreement); and (iv) there are no audits or investigations by any Governmental Entity pending or, to the knowledge of the Company, threatened in connection with any Company Benefit Plan or Company Benefit Agreement.

(e) No Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any Company Subsidiary after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(f) Except as may be required by applicable Law or as permitted under this Agreement, neither the Company nor any Company Subsidiary has announced any plan or commitment to create any additional material Company Benefit Plans or to enter into any additional material Company Benefit Agreements or to materially amend or modify any existing Company Benefit Plan or Company Benefit Agreement in such a manner as to materially increase the costs to the Company or any Company Subsidiary.

(g) Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in any material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Company Benefit Plan or Company Benefit Agreement; (ii) increase in any material respect any benefit otherwise payable under any Company Benefit Plan or Company

Benefit Agreement; (iii) result in the acceleration in any material respect of the time of payment or vesting of any material benefits under any Company Benefit Plan or Company Benefit Agreement; or (iv) result in any obligation to contribute a material amount to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan or Company Benefit Agreement.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has classified any individual as an independent contractor or similar status who, according to any Company Benefit Plan or Company Benefit Agreement or applicable Law, should have been classified as an employee of the Company or any Company Subsidiary.

(i) Other than payments that may be made to the persons listed in Schedule 3.12(i) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 3.13. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary except those that, individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. With respect to any suits, actions or proceedings pending or threatened against the Company or any Company Subsidiary that are disclosed in the Filed Company SEC Documents, there has not been any change in circumstance since August 27, 2005 except as individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are a party or subject to or in default under any Judgment except as individually and in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations (other than routine governmental inquiries or investigations relating to licensing and similar matters that would not reasonably be expected to have a material impact on the business or operations of the Company and the Company Subsidiaries) or internal investigations or material whistle blower complaints pending or threatened or otherwise involving the Company or any Company Subsidiary, including, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

SECTION 3.14. Compliance with Applicable Laws and Reporting Requirements. (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any Law, or has received any written notice of any violation of Law, in each case, except for any violations or possible violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(b) (i) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Schedule 3.14(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete schedule of all officers and directors of the Company who may have outstanding loans from the Company, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(ii) The Company has established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Company Board.

(iii) The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses (each as defined in PCAOB Auditing Standard 2) in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv) As of the date hereof, to the knowledge of the Company, the Company has not identified any material control deficiencies. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) None of the Company Subsidiaries is, or has at any time since January 11, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

(d) This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or matters with respect to employee benefits, which are the subject of Section 3.12.

SECTION 3.15. Permits. (a) Schedule 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Company or a Company Subsidiary that are material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted (other than any certificate, license, permit, authorization or approval granted pursuant to the terms of any Lottery Contract). To the knowledge of the Company, all such Permits are validly held by the Company or a Company Subsidiary, and the Company or the applicable Company Subsidiary has complied in all material respects with all terms and conditions thereof. During the past three years, none of the Company and the Company Subsidiaries has received notice of any suit, action or proceeding relating to the revocation or modification of any such Permits, except with respect to Permits, the loss of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and the Company Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Property and Assets. Schedule 3.16 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, an “Owned Property”). Schedule 3.16 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”). The Company or a Company Subsidiary has good, marketable and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens except Permitted Liens. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Company Property. There are no written or oral subleases, licenses, occupancy agreements or other contracts that grant the right of use or occupancy of any material Company Property other than to, and there is no person in possession of any material Company Property other than, the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and marketable title to, or, in the case of property held under a license, lease or other

Contract, a leasehold interest in, or right to use all of their material properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the most recent consolidated balance sheet of the Company included in the Filed Company SEC Reports or acquired after the date of such balance sheet (except for such assets which have been sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business) (collectively, the “Assets”). The Assets that are used in the operations of their business, taken as a whole, are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) have been maintained in accordance with normal industry practices, in each case except as has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Citigroup Global Markets Inc and Houlihan Lokey Howard and Zukin, the fees and expenses of each of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.18. Opinion of Financial Advisors. The Company has received the opinion of Citigroup Global Markets Inc, and of Houlihan Lokey Howard and Zukin, each dated the date of this Agreement, to the effect that, as of such date, and subject to the qualifications and assumptions set forth in each such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view. A true, complete and accurate signed copy of each such opinion will be made available to Parent.

SECTION 3.19. Environmental Laws. (a) Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws, possess, comply and have complied with all applicable Environmental Permits required under such laws to operate as it presently operates and have made all appropriate filings for issuance or renewal of Environmental Permits; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in a liability of the Company or Company Subsidiary under any applicable Environmental Law; (iii) neither the Company nor any Company Subsidiary has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statute) alleging that it is liable under any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to a violation of or liability under any Environmental Law; and (iv) the Company has made available to Parent true, complete and accurate copies of any reports, studies, analyses, tests or monitoring possessed or initiated by the

Company or any Company Subsidiary with respect to the Company’s facilities or operations and any Environmental Laws or Materials of Environmental Concern.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to environmental matters.

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all Federal, state, local or foreign statutes, regulations, ordinances, codes, and legally binding guidance documents, including any common law cause of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment or human health or safety as it relates to the environment.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substances or wastes that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos and asbestos-containing materials, poly-chlorinated biphenyls, petroleum and any by-products or fractions thereof, radon, lead-based paint or urea-formaldehyde insulation.

SECTION 3.20. Insurance. As of the date of this Agreement, a true and complete list of all material insurance policies maintained by the Company and the Company Subsidiaries are set forth on Schedule 3.20 of the Company Disclosure Letter. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of such insurance policies, other than the actions contemplated by this Agreement.

SECTION 3.21. Foreign Corrupt Practices Act. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of their affiliates or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Federal, state or foreign law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

SECTION 3.22. Labor Matters. Except as individually or in the aggregate has not had and would not reasonably be expected to have, a Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (b) no grievance, arbitration, or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any comparable Governmental Entity; (c) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (d) there are no charges or actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Entity responsible for the prevention of unlawful employment practices; (e) neither the Company nor any Company Subsidiary has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress; (f) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, wages, hours and terms and conditions of employment; and (g) there is no labor dispute, strike or work stoppage against the Company or Company Subsidiaries pending, or to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years.

SECTION 3.23. Fraud; Infrastructure; Data Security. (a) The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Lottery Business and/or the Video Lottery Business in order to detect (i) fraud committed against or (ii) any other conduct designed to violate the integrity of any game or gaming device operated by, in each case the Company or a Company Subsidiary as part of the Gaming Business (such games and gaming devices, collectively the “Games,” and such fraud or other conduct, collectively “Fraud”) by any person, including players participating in such Games and employees and independent contractors of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Lottery Business and/or the Video Lottery Business in order to minimize any losses incurred by the Games as a result of Fraud (“Fraud Losses”). The Company and the Company Subsidiaries have audited and continue to audit the Games on a regular basis in order to ascertain whether any Fraud has occurred as well as the amount of any Fraud Losses.

(b) The material Company IT Systems have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Lottery Business and/or Video Lottery Business for proper operation, monitoring and use. The material Company IT Systems are in good working condition to perform all information technology operations reasonably necessary for the conduct of the Gaming Business effectively. Neither the Company nor any Company Subsidiary has experienced within the past twelve months any material disruption to, or material interruption in, its conduct of the Gaming Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems.

(c) Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the Gaming Business, the Company IT Systems are in all material respects available for use during normal working hours and other times when the Games are available to players. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the Gaming Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Gaming Business.

(d) The Company and Company Subsidiaries have taken commercially reasonable actions, consistent with standards in the Lottery Business and/or the Video Lottery Business, with respect to the Company IT Systems to detect and prevent the disclosure to unauthorized persons of, and keep secure, any material confidential information, trade secrets, or other material proprietary information stored on Company IT Systems including the designs, policies, processes, and procedures comprising the material Games and material information relating to the composition and structure of the Company IT Systems.

           (e) In this Agreement:

“Company IT Systems” means any and all information technology and computer systems (including computers, software, programs, databases, middleware, firmware and other embedded software, servers, workstations, terminals, routers, hubs, switches, networks, data communications lines, hardware and other equipment and all other information technology equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the Gaming Business, including the end-products used by the players of the Games and any of the aforementioned types of information technology and computer systems supporting the provision of the Games.

“Gaming Business” means both the Lottery Business and the Video Lottery Business as conducted by the Company and the Company Subsidiaries.

ARTICLE IV

Representations and Warranties of Parent and Acquisition Co

Parent and Acquisition Co represent and warrant to the Company that:

SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Co has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation by Parent or Acquisition Co of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.02. Acquisition Co. (a) Since the date of its incorporation, Acquisition Co has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

(b) As of the date of this Agreement, the authorized capital stock of Acquisition Co consists of 100 shares of Acquisition Co Common Stock, 100 of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Acquisition Co has all requisite corporate power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Acquisition Co of this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Co. Each of Parent and Acquisition Co has duly executed and delivered this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter, and this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter constitute the legal, valid and binding obligation of each of Parent and Acquisition Co, enforceable against it in accordance with their respective terms.

SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Acquisition Co of this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter, do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Senior Commitment

Letter and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Acquisition Co or any of their respective subsidiaries under, any provision of (i) the charter or organizational documents of Parent, Acquisition Co or any of their respective subsidiaries, (ii) any Contract to which Parent, Acquisition Co or any of their respective subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Acquisition Co or any of their respective subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement and, to the extent it is a party thereto, the Senior Commitment Letter or (ii) prevent or materially impede the consummation by Parent or Acquisition Co of the Merger or the other transactions contemplated by this Agreement and the Senior Commitment Letter.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent, Acquisition Co or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the Senior Commitment Letter or the consummation of the transactions contemplated by this Agreement, other than (i) compliance with and filings under the HSR Act or any other applicable Antitrust Laws of any foreign jurisdiction, (ii) the Exchange Act, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such Consents, registrations, declarations or filings with any Governmental Entity that generally regulates aspects of the provision of lottery or gaming systems, products and services in any jurisdiction in which the Company or any Company Subsidiary conducts business, including pursuant to any Lottery Contract with any Governmental Entity, (vi) any filings relating to (A) the approval of the increase in the share capital of Guarantor in connection with the Rights Offering by the stockholders of Guarantor (the “Guarantor Stockholder Approval”), (B) the extraordinary meeting of the stockholders of Guarantor to obtain the Guarantor Stockholder Approval (the “Guarantor Stockholders Meeting”) or (C) the Acquisition Financing (or the Alternate Financing), and (vii) such other items that do not and would not reasonably be expected to, individually or in the aggregate, (A) impair in any material respect the ability of Parent or Acquisition Co to perform its obligations under this Agreement or (B) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.05. Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston LLC and Goldman Sachs International, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its affiliates, except for any fees and expenses incurred or to be incurred in connection with the Acquisition Financing (or the Alternate Financing).

SECTION 4.06. Financing. Parent has made available to the Company true and complete copies of (i) the Pre-Underwriting Agreement, dated as of January 10, 2006 (as amended or modified in accordance with Section 6.10(c), the “Pre-Underwriting Agreement”), among Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, Guarantor and De Agostini S.p.A., an Italian corporation (“De Agostini”), pursuant to which, and subject to the terms and conditions thereof, the joint lead underwriters set forth therein have committed to enter into an underwriting agreement to underwrite that portion of a rights offering by Guarantor (the “Rights Offering”) other than the portion subscribed to by De Agostini, the proceeds of which will be used to provide Parent with a portion of the financing to consummate the Merger and the other transactions contemplated by this Agreement and (ii) (x) the Capital Securities Backstop Letter, dated as of January 10, 2006 by and among Credit Suisse First Boston (Europe) Limited and Guarantor and related terms sheets (such backstop letter and related term sheets, as may be amended, modified or syndicated in accordance with Section 6.10(c), the “Capital Securities Backstop Letter”) pursuant to which Credit Suisse First Boston (Europe) Limited has agreed, in certain circumstances, to subscribe for and underwrite an issue of capital securities of Guarantor (the “Capital Securities Financing”) and (y) the Senior Facilities Commitment Letter, dated as of January 10, 2006 by and among Credit Suisse First Boston International, Credit Suisse, London Branch and Acquisition Co and related terms sheets (such commitment letter and related term sheets, as may be amended, modified or syndicated in accordance with Section 6.10(c), the “Senior Commitment Letter” and, together with the Capital Securities Backstop Letter, the “Commitment Letters”) pursuant to which, and subject to the terms and conditions thereof, Credit Suisse First Boston International, Credit Suisse, London Branch and Goldman Sachs International have committed to provide Parent or its affiliates with a portion of the financing to consummate the Merger and the other transactions contemplated by this Agreement (such financing, together with (x) the Capital Securities Financing and (y) the financing pursuant to the Rights Offering, the “Acquisition Financing”). As of the date hereof, the Pre-Underwriting Agreement and the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. The only conditions precedent to the obligations of the lenders and underwriters to make the Acquisition Financing available to Parent or its affiliates are those contemplated by the terms of the Commitment Letters and the Pre-Underwriting Agreement. As of the date hereof, neither Parent, Acquisition Co nor any of their respective affiliates has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of its affiliates under any term or condition of the Pre-Underwriting Agreement or any of the Commitment Letters. As of the date hereof, neither Parent, Acquisition Co nor any of their respective affiliates has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Pre-Underwriting Agreement or the Commitment Letters. Parent and its affiliates have fully paid any and all commitment fees or other fees required by the terms of the Pre-Underwriting Agreement or the Commitment Letters to be paid on or before the date of this Agreement. Assuming the satisfaction of the condition set forth in 7.02(h), the proceeds from the Acquisition Financing constitute all of the financing required to be provided by Parent for the consummation of the Merger and other transactions contemplated by this Agreement.

SECTION 4.07. Capital Resources. The aggregate proceeds to be disbursed pursuant to the Acquisition Financing, together with the Company Cash Balance on the Closing Date will be sufficient to effect the Closing on the terms contemplated hereby.

SECTION 4.08. Section 203 of the DGCL. None of Parent, Acquisition Co or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, except for matters set forth in Schedule 5.01 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement or as required to comply with applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests or any securities or other rights convertible into or exchangeable for or entitling any person to acquire, any of its capital stock or other equity interests, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.085 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy and (3) interest payments by the Company in respect of its outstanding Convertible Debentures in accordance with their terms, (B) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any equity interests or securities thereof or any rights, warrants or options to acquire any such shares, equity interests or other securities (other than (1) upon any conversion of Convertible Debentures, (2) upon forfeiture of shares of Company Restricted Stock for no consideration and (3) net exercises of Company Stock Options, in each case in accordance with the terms thereof);

(ii) issue, deliver, sell, transfer, convey, dispose of, grant, pledge or encumber (A) any shares of its capital stock or any of its other equity interests, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares or other equity interests, Voting Company Debt, voting securities or convertible or exchangeable securities, options, warrants or rights to acquire such shares or other equity interests, Voting Company Debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock upon the exercise of Company Stock Options and rights under the ESPP outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Common Stock as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (3) the issuance of Company Common Stock upon the conversion of Convertible Debentures outstanding as the date of this Agreement and in accordance with their present terms and (4) the issuance of Company Restricted Stock up to the number of shares set forth in Schedule 5.01(a) of the Company Disclosure Letter, and the grant of Company Stock Options to purchase shares of Company Common Stock up to the number of shares set forth in Schedule 5.01(a) of the Company Disclosure Letter, in each case consistent with the Company’s past practice;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof to the extent the aggregate purchase price payable in respect of all such acquisitions during the term of this Agreement exceeds $5,000,000 (provided that the terms of any such acquisition would not reasonably be expected to materially delay or interfere with the consummation of the Merger or any of the other transactions contemplated by this Agreement);

(v) except (A) as required by applicable Law, (B) as otherwise expressly contemplated by this Agreement or (C) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (1) grant to any officer, director or employee of the Company or any Company Subsidiary any increase in compensation (other than ordinary course salary increases to employees who are not officers or directors of the Company in amounts consistent with past practice), (2) grant to any officer, director or employee of the Company or any Company Subsidiary any increase in severance or termination pay, (3) enter into, amend or modify any employment, consulting, severance or termination agreement to increase the benefits payable thereunder or otherwise in any material respect, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan, or Company Benefit Agreement to increase the benefits payable thereunder or otherwise in any material respect, or (5) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted employees in similar positions;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or any Company Subsidiary, except (A) sales, leases or dispositions made, or licenses or Liens granted, in the ordinary course of business consistent with past practice, including pursuant to the terms of any Lottery Contract, (B) Liens granted to secure indebtedness permitted to be incurred pursuant to Section 5.01(a)(viii) and (C) sales, leases or dispositions of assets with a fair value not in excess of $5,000,000 in the aggregate;

(viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) borrowings between the Company and any of its direct or indirect wholly owned Subsidiaries and (2) other borrowings in the aggregate not in excess of $5,000,000 incurred in the ordinary course of business consistent with past practice;

(ix) make or agree to make any new capital expenditure or expenditures other than (1) capital expenditures in accordance with the specified items of, and pursuant to the time frame specified in, the capital expenditure budget set forth in Section 5.01(a)(ix) of the Company Disclosure Letter (the “Cap Ex Budget”) and (2) other capital expenditures in an aggregate amount not in excess of $5,000,000;

(x) make or change any material Tax election or change any material method of Tax accounting except to the extent required to comply with new requirements set forth by the Internal Revenue Service or requirements imposed as a result of being an SEC reporting company, settle or compromise any Tax liability or refund having a value greater than $2,000,000, file any amended Tax Return with respect to any Tax having a value greater than $2,000,000, enter into any closing agreement or request any ruling relating to any Tax or surrender any right to claim a Tax refund having a value greater than $2,000,000;

(xi) terminate, assign or otherwise alter or amend or waive in a manner material and adverse to the Company any Lottery Contract (other than the termination of a Lottery Contract with a customer that occurs in connection with the entering into of a replacement or renewal Lottery Contract with such customer and except for alterations, amendments and waivers under any Lottery Contract that, taken as a whole, are not material and adverse to the Company in respect of such Lottery Contract);

(xii) enter into any lease (including renewals) of real property, except in the ordinary course of business, including to the extent necessary to provide services to any customer pursuant to the terms of any Lottery Contract;

(xiii) enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any contract or agreement which is or, if applicable, would be, a Material Contract or is or would be material to the Company or the Company Subsidiaries (provided, that, for purpose of this clause (xiii), the term “Material Contract” shall have the meaning assigned to such term in Section 3.08(a) (excluding the Lottery Contracts referred to in clause (xiii) of Section 3.08(a)) other than material purchase contracts in the ordinary course of business and not in excess of $10,000,000;

(xiv) except in connection with hedging transactions entered into in the ordinary course of business, enter into any hedging or swap arrangements or contracts or other similar financing instruments or redeem, repurchase, prepay, defease or otherwise acquire any of the Company Senior Notes;

(xv) settle or dismiss any suit, action or claim threatened against, relating to or involving the Company and any Company Subsidiary in connection with any business, asset or property of the Company and any Company Subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $5,000,000 or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

(xvi) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 5.02 (and in such case only in accordance with the terms of Section 5.02), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(xvii) enter into or make any proposal for any Lottery Contract with respect to which the Company or any Company Subsidiary expects to incur expenses of more than $10,000,000 in any year, or renew or extend any Lottery Contract other than on terms no less favorable to the Company than the terms of such Lottery Contract, taken as a whole, immediately prior to such renewal or extension;

(xviii) fail to (x) timely file or furnish to or with the SEC all Company SEC Reports required to be filed or furnished or (y) comply in all materials in respect with the requirements of the Sarbanes-Oxley Act applicable to it;

(xix) accelerate the receipt of amounts due with respect to accounts receivable or lengthen the customary period for payment of accounts payable; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Advice of Changes. The Company shall promptly advise Parent in writing of any matter or event that results in any breach of any representation, warranty or consent that would reasonably be expected to result in a failure of a condition to the Merger set forth in Article VII.

(c) Notice to Company Subsidiaries. Promptly after the date hereof, the Company shall notify the directors and officers of each Company Subsidiary of the Company’s obligations pursuant to this Section 5.01.

SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize any person or permit any director, officer or employee of the Company or any Company Subsidiary, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal or the making of any inquiry or proposal that could reasonably be expected to lead to a Takeover

Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent, Acquisition Co or their respective Representatives or the Company’s Representatives) any information with respect to any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a written Takeover Proposal that the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 5.02, and subject to compliance with Section 5.02(b), (c) and (d), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of the other party, in any material respect, than the Mutual Confidentiality Agreement, dated December 9, 2005, between Guarantor and the Company (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided further, however, that, subject to the right of the Company to withhold such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as reasonably determined by the Company’s counsel in consultation with counsel to Parent, would be reasonably likely to result in antitrust difficulties for the Company (or any of its affiliates), the Company shall promptly provide to Parent any non-public information that is provided to the person making such Company Takeover Proposal or its Representatives which was not previously provided to Parent or Acquisition Co. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Takeover Proposal. The Company also shall, if it has not already done so, promptly request that each person that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Takeover Proposal, return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or its affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

(b) The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Co, or propose publicly to withdraw or modify in a manner adverse to Parent or Acquisition Co, the recommendation or declaration of advisability by the Company Board of this Agreement or the Merger or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless at any time prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after receipt of advice from its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (ii) recommend, adopt or approve any Takeover Proposal or propose publicly to recommend, adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 5.02(b) to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of Section 5.02(a), cause the Company to terminate this Agreement pursuant to Section 8.01(f) in order to concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 5.02, including the notification provisions in this Section 5.02, and with all applicable requirements of Section 6.07(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.01(f) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.01(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period and (ii) the Company Board shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c) For purposes of this Agreement, the term “Superior Proposal” means any written offer made by a third party that the Company Board reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities payable to holders of shares of Company Common Stock that the Company Board determines in good faith, after consultation with its financial advisors, to have a higher value per share of Company Common Stock than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (b) the Company Board reasonably believes in good faith is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such offer and transaction.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company promptly (but in any event within 24 hours of the receipt thereof) shall advise Parent orally and in writing of any Takeover Proposal, or any inquiry the Company reasonably believes is reasonably likely to lead to a Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. The Company shall, unless the Company Board determines, after receipt of advice from its outside legal counsel, that such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, keep Parent reasonably informed on a current basis of the status and material details of any such Takeover Proposal or inquiry.

(e) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of Proxy Statement and Other Filings; Company Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall, and shall cause their respective affiliates to, prepare and file with the SEC, to the extent required under applicable Law, and all other documents required to be filed by them with the SEC in connection with the Merger (the “Other Filings”). Parent and the Company will, and will cause their respective affiliates to, cooperate with each other in the preparation of the Proxy Statement and the Other Filings. Without limiting the generality of the foregoing,

(i) the Company and Parent will, and will cause their respective affiliates to, provide each other with a reasonable opportunity to review and comment on the Proxy Statement and the Other Filings and (ii) Parent and the Company will provide each other the information relating to it and its affiliates required by the Securities Act and the Exchange Act to be set forth in the Proxy Statement and Other Filings. The Company and Parent shall cause the Proxy Statement and each Other Filing to be made by it or its affiliates to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act and (ii) the rules and regulations of the NYSE.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Other Filings will, at the date it is first filed with the SEC, the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent and Acquisition Co agree that none of the information supplied or to be supplied by Parent or Acquisition Co for inclusion or incorporation by reference in the Proxy Statement and the Other Filings will, at the date it is first filed with the SEC, the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent, Acquisition Co or their respective affiliates and the financing for the Merger will be deemed to have been supplied by Parent. If at any time prior to the Company Stockholders Meeting any event or circumstances relating to the Company, any Company Subsidiary, Parent, Acquisition Co or any affiliate of Parent or Acquisition Co, or their respective officers or directors, should be discovered by any party that should be set forth in an amendment or a supplement to the Proxy Statement or the Other Filings, then the Company or Parent shall promptly inform the other party and, after consultation with such party, file such amendment or supplement with the SEC. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(c) Each of the Company and Parent shall use its reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement or the Other Filings as promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Proxy Statement or the Other Filings and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives or affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Other Filings. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(d) The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, Acquisition Co and its financing sources and to their respective officers, employees and Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including unaudited monthly consolidated balance sheets of the Company and the Company Subsidiaries for each month then ended and related consolidated statements of earnings, cash flows and stockholders’ equity (which the Company will use reasonable best efforts to furnish within fifteen days after the end of each month); provided, however, that the Company may withhold (i) any document or information to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) any document or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) any document or information to the extent required by applicable law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such law) or (iv) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as reasonably determined by the Company’s counsel in consultation with counsel to Parent, would be reasonably likely to result in antitrust difficulties for the Company (or any of its affiliates). If any material is withheld by the Company or a Company Subsidiary pursuant to the proviso to the preceding sentence, such party shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement.

SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, to the extent consistent with its obligation to use its reasonable best efforts, (i) obtaining necessary actions or nonactions, waivers and Consents from Governmental Entities that are required to be obtained to satisfy the conditions set forth in Section 7.01(b) and Section 7.02(e)(i) and (e)(ii) and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain a Consent or waiver from any Governmental Entity that is required to be obtained to satisfy the conditions set forth in Section 7.01(b) and Section 7.02(e)(i) and (e)(ii) and (ii) executing and delivering of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall, and Parent shall cause its affiliates to, duly file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and duly make, or cause to be made, the filings and authorizations (the “Other Antitrust Filings”) required under the Merger Regulation of the European Community (the “EC Merger Regulation”) with respect to the transactions contemplated by this Agreement. The HSR Filing and the Other Antitrust Filings shall be made as promptly as practicable after the date of this Agreement and shall be in compliance with the requirements of the HSR Act or the EC Merger Regulation. Each of Parent and the Company shall cooperate with the other, and Parent shall cause its affiliates to cooperate with the Company, to the extent necessary to assist the other in preparation of its HSR Filing and the Other Antitrust Filings and to request early termination of the waiting period required by the HSR Act and the EC Merger Regulation.

(b) The Company shall, and Parent shall cause its affiliates to, (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any Governmental Entity on antitrust or competition matters, (ii) not extend any waiting period under the HSR Act or EC Merger Regulation without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed) and (iii) not enter into any agreement with any

Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other parties hereto. Parent and the Company shall, and Parent shall cause its affiliates to, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or delay the Closing (a “Legal Impediment”).

(c) For purposes of this Section 6.03, “reasonable best efforts” shall, if requested by Parent in writing, require the Company or any Company Subsidiary to, prior to the Outside Date, (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any shares, assets or businesses of the Company and the Company Subsidiaries, (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits freedom of action with respect to, or ability to retain, any of the shares, assets or businesses of the Company and the Company Subsidiaries and (iii) amend or to agree to amend any Lottery Contract as a condition to obtaining any waiver or Consent, provided, however, that the consummation of each such action or transaction contemplated by clauses (i) - (iii) shall be expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(d) For purposes of this Section 6.03, “reasonable best efforts” shall not require Parent or any of its affiliates to (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any shares, assets or businesses of Parent or any of its affiliates, (ii) otherwise offer to take or offer to commit to take any action which it is capable of taking or take or commit to take such action, that limits freedom of action with respect to, or ability to retain, any shares, assets or businesses of the Company and the Company Subsidiaries, or (iii) amend or to agree to amend any Lottery Contract or any other lottery contract as a condition to obtaining any waiver or Consent. For purposes of this Agreement, “reasonable best efforts” shall not require Parent or any of its affiliates to hold the Guarantor Stockholders Meeting to approve the Rights Offering before Guarantor’s next ordinary general meeting of stockholders expected to occur in April 2006.

(e) In addition, each of Parent and the Company shall, subject to applicable Law and the limitations set forth in Section 6.02 and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party (or any of its affiliates) concerning this Agreement or the Merger from any Governmental Entity and permit such other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate or permit any of its affiliates to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat and (iii) furnish the other party with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives on the one hand, and any Governmental Entity or members or their respective staffs on the other hand, in each case with respect to this Agreement and the transactions contemplated by this Agreement, provided that no party shall be required hereunder to furnish to the other party hereto any proprietary information or personal information regarding the officers, directors, employees, partners, shareholders of it or any of its affiliates if such information is submitted on a confidential basis to any Government Entity or members of their respective staffs, whether contained in the applicable personal disclosure forms, business entity forms or otherwise.

(f) From and after the date hereof, the Company and (subject to Section 6.03(d)) Parent shall use their respective reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary (a) to obtain or retain, and to cause the Company Subsidiaries to obtain or retain, all Permits under the Gaming Laws required in order for the Company Subsidiaries involved in the gaming industry or Video Lottery Business, including Spielo Manufacturing ULC, to continue to operate their respective businesses after the Closing substantially in the manner in which such businesses are conducted as of the date of this Agreement, and (b) in order for the Company and the Company Subsidiaries to obtain, prior to December 29, 2006 (or such later date to which such deadline shall be extended pursuant to the terms of such agreement (as amended)), all Permits the obtaining of which are closing conditions under the Kaufvertrag dated December 5, 2004 between Messrs. Paul and Michael Gauselmann, on the one hand, and GTECH Corporation on the other (it being acknowledged that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby may delay the obtaining of such Permits beyond the date which they would otherwise have been obtained and may delay the obtaining of such Permits beyond December 29, 2006 (or such later date to which such deadline shall be extended pursuant to the terms of such agreement (as amended)), including (i) cooperating with the other parties hereto in making all filings or submissions necessary to obtain such Permits and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, relating to such Permits; (ii) keeping the other parties informed of any substantive communication received by it from, or given by it to, any Governmental Entity, or in connection with a proceeding by any private party, in each case in connection with the obtaining of such Permits; and (iii) giving the other parties hereto the opportunity to review and approve any substantive communication proposed to be given by it to, and consult with the other parties hereto in advance of any proposed meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, relating to such Permits, and give the other parties the opportunity to attend and participate in such meetings and conferences.

(g) For purposes of this Agreement:

“Gaming Laws” means any federal, state, local or foreign Law or Permit governing or related to the manufacture or distribution of gaming devices (including so-called “video lottery terminals”).

“Lottery Business” means any business involving the provision of any goods and/or services (including the provision of any equipment, hardware, software, technology and/or related services) to a customer in support of the sale of any lottery product (including the sale of online and off-line lottery tickets and instant tickets) and/or the operation and/or sales of any such lottery product, but excluding any Video Lottery Business.

“Video Lottery Business” means any business involving the provision of any or all of the following: (i) interactive electronic gaming devices (including so called “video lottery terminals” and “slot machines”) which are activated by the player by the insertion of a coin or other consideration constituting the player’s wager and which display the play and outcome of a game of chance (such as “five card draw” poker, “Blackjack,” or “21” and simulated spinning reels with fruit and bars) upon such player-activation using microprocessors and video display; (ii) central processing systems used in connection with the operation of interactive gaming devices described in clause (i); and (iii) any services related thereto.

SECTION 6.04. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option.

(b) All amounts payable pursuant to this Section 6.04, and all amounts payable at the Effective Time pursuant to Section 2.01(b) in respect of shares of Company Restricted Stock, shall be subject to any required withholding of Tax or proof of eligibility for exemption therefrom, and shall be paid as soon as practicable following the Effective Time, without interest.

(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP, (i) each individual who elects to participate in the ESPP during any Offering Period (as defined in the ESPP) that commences after the date of this Agreement shall not be permitted to increase the amount of his or her rate of contributions thereunder from the rate in effect when such Offering Period commences, (ii) no individual who does not elect to participate in the ESPP on the date an Offering Period commences shall be permitted to commence participation in the ESPP following such date, and (iii) immediately prior to the Effective Time, each participant's accumulated payroll deductions shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii). The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

SECTION 6.05. Benefit Plans. (a) For the period commencing on the Effective Time and ending on December 31, 2006, Surviving Corporation shall either (i) maintain for the benefit of the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time (the “Company Employees”), other than those Company Employees covered by a collective bargaining agreement, the Company Benefit Plans and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement, other than the Company Stock Plans, or (ii) provide or cause to be provided benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to such Company Employee on the date of this Agreement (excluding, however, in the case of each of (i) and (ii), equity-based compensation and change-in-control benefits), provided that, subject to the Surviving Corporation’s compliance with its obligations in this Section 6.05 it may, from and after the Effective Time, (i) terminate the employment of any Company Employee or (ii) amend or terminate any Company Benefit Plan or Company Benefit Agreement in accordance with its terms.

(b) Without limiting the generality of Section 6.05(a) and subject to the qualifications therein, from and after the Effective Time, Surviving Corporation shall honor all the Company’s employment, severance, termination and deferred compensation agreements, plans and policies, as in effect at the Effective Time, in accordance with the terms thereof.

(c) Without limiting the generality of Section 6.05(a), Surviving Corporation shall (i) maintain the Management Incentive Plan, Project Incentive Plan, Global Sales Incentive Plan, Account Development Manager Plan and Building Excellence Recognition Program (the “Incentive Plans”) pursuant to their respective terms as in effect as of the Effective Time with respect to all performance periods thereunder commencing prior to the Effective Time and ending at the end of such performance period or December 31, 2006, whichever is earlier, and (ii) at the times prescribed by the Incentive Plans as in effect as of the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect as of Effective Time.

(d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Surviving Corporation or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or any Company Subsidiary) (“Pre-Closing Service”) shall be treated as service with Surviving Corporation or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or service credit under a newly established plan for which prior service is not taken into account. Notwithstanding the foregoing, the Surviving Company and its subsidiaries shall only be required to provide credit for Pre-Closing Service under a defined benefit pension plan if such plan is a Company Benefit Plan or if such plan has assumed the assets and/or liabilities of a Company Benefit Plan.

(e) Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitations, exclusions and actively-at-work requirements under any welfare benefit plan maintained by Surviving Corporation or any of its affiliates in which Company Employees (and their eligible dependents) will be eligible to participate after the Effective Time, except to the extent that such pre-existing condition limitations would have been applicable under the comparable Company Benefit Plan immediately prior to the commencement of participation therein. Surviving Corporation shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the commencement of participation begins for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate after the Effective Time.

SECTION 6.06. Indemnification. (a) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or the Company Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to perform all such obligations in accordance with their terms.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume and honor the obligations set forth in this Section 6.06.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that the Surviving Corporation may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.06(c); provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is the amount set forth in Schedule 6.06(c) of the Company Disclosure Letter. The Surviving Company may satisfy in full its obligation under this Section 6.06(c) by acquiring a tail directors’ and officers’ liability insurance policy (a) that covers each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (b) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period. At the request of Parent, the Company shall cooperate with Parent to obtain such a tail policy effective as of the Effective Time.

SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that

(i) (A) a Takeover Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or any such person has publicly announced (and has not subsequently publicly withdrawn) an intention (whether or not conditional) to make a Takeover Proposal, or any such Takeover Proposal or intention otherwise becomes publicly known to the stockholders of the Company, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (C) within 12 months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for, or consummates, any Takeover Proposal (other than with Parent or any of its affiliates) (provided that solely for purposes of this Section 6.07(b)(i)(C) and Section 6.07(b)(ii)(C), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(a) except that all references to 20% shall be deemed references to 50%),

(ii) (A) a Takeover Proposal has been proposed to the Company or any of its Representatives, or publicly proposed, by any person (other than Parent or any of its affiliates) or any such person has indicated to the Company or any of its Representatives, or publicly announced (and has not subsequently withdrawn) an intention (whether or not conditional) to make a Takeover

Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (but only if the Company Stockholders Meeting has not been held by the date that is prior to the date of such termination) or 8.01(d) (but only as a result of a willful and intentional breach by the Company) and (C) within 9 months after such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for, or consummates, any Takeover Proposal (other than with Parent or any of its affiliates),

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), or

(iv) this Agreement is terminated by the Company pursuant to Section 8.01(f),

then the Company shall pay to Parent the Company Termination Fee. The “Company Termination Fee” shall be equal to $163,000,000. The Company Termination Fee shall be paid by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 8.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.01(f), prior to or concurrently with such termination and (z) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C) or Section 6.07(b)(ii)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

(c) In the event that

(i) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(b)(i) as a result of the failure of the condition set forth in Section 7.02(i) to be satisfied (which shall be deemed to occur if all conditions set forth in Sections 7.01 or 7.02, other than the conditions set forth in Section 7.02(c) and Section 7.02(i) and any condition to deliver a certificate pursuant to Section 7.02, would have been satisfied on the date of termination if the Closing had occurred on such date) or (2) by the Company pursuant to Section 8.01(e) as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), provided the condition set forth in Section 7.02(c) is not or would not be satisfied solely due to the failure of the condition set forth in Section 7.02(i) to be satisfied and (B) the primary cause of the failure of the condition set forth in Section 7.02(i) to be satisfied is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement;

(ii) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(b)(i) as a result of the failure of the condition set forth in Section 7.02(c) to be satisfied (which shall be deemed to occur if all conditions set forth in Sections 7.01 or 7.02, other than the conditions set forth in Section 7.02(c) and any condition to deliver a certificate pursuant to Section 7.02, would have been satisfied on the date of termination if the Closing had occurred on such date) or (2) by the Company pursuant to Section 8.01(e) or by Parent pursuant to Section 8.01(d), in each case, as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), (B) the condition set forth in Section 7.02(c) is not or would not be satisfied due to the failure of the Rights Offering to be consummated and (C) the primary cause of the failure of the Rights Offering to be consummated is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement; or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 8.01(d) as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(i) or as a result of the occurrence of any event which would give rise to the failure of the condition set forth in Section 7.02(c), provided the condition set forth in Section 7.02(c) is not or would not be satisfied solely due to the failure of the condition set forth in Section 7.02(i) to be satisfied, and (B) the primary cause of the failure of the condition set forth in Section 7.02(i) is not as a result of any action or failure to act by the Company, which action or failure to act constitutes a breach of this Agreement;

then, if, and only if, the Company makes a demand for the Parent Termination Fee in writing (a) within six business days in the case of a termination by Parent or (b) concurrent with such termination in the case of a termination by the Company, Parent shall pay to the Company the Parent Termination Fee. The “Parent Termination Fee” shall be equal to $50,000,000. The Parent Termination Fee shall be paid by wire transfer of same day funds to an account designated by Parent within two business days after the written demand for such by the Company. Parent acknowledges that the agreements contained in this Section 6.07(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

SECTION 6.08. Public Announcements. Except with respect to any Adverse Recommendation Change or other action taken by the Company or the Company Board pursuant to Section 5.02(b), Guarantor, Parent and Acquisition Co and their affiliates, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties. Subject to the other provisions of this Section 6.08 and except to the extent required by applicable Law, the Company agrees that neither it nor any of its Subsidiaries will make any communications to its employees regarding their rights to payments or other benefits in connection with or after the Merger without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed).

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Acquisition Financing. (a) Parent and Acquisition Co shall use their reasonable best efforts to obtain the Acquisition Financing as promptly as practicable on the terms and conditions described in the Pre-Underwriting Agreement and the Commitment Letters, including using their reasonable best efforts to (i) negotiate definitive agreements with respect to the Acquisition Financing on the terms and conditions contained in the Pre-Underwriting Agreement and the Commitment Letters, as applicable and (ii) satisfy all conditions applicable to Parent and Acquisition Co contained in such definitive agreements. In the event that any portion of the Acquisition Financing becomes unavailable in the manner or from the sources contemplated in the Pre-Underwriting Agreement or the Commitment Letters, Parent shall use its reasonable best efforts to arrange for alternative sources alternative financing that, taken as a whole (including the credit rating arising therefrom), is in all material respects no less favorable to Parent and its affiliates (as determined by Parent in its reasonable judgment) (an “Alternate Financing”).

            (b) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Parent, and shall use its reasonable best efforts to cause the respective officers, employees, agents, Representatives (including legal and accounting advisors) of the Company and the Company Subsidiaries to provide to Parent all cooperation reasonably requested by Parent in connection with the Acquisition Financing, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) preparing or assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents, (iii) assisting in the negotiation and preparation of, and executing and delivering at the Effective Time, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents (including providing a certificate of the chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants for use of their reports in materials relating to the Acquisition Financing),

(iv) assisting in the preparation of, and executing and delivering at the Effective Time, supplemental indentures and such other documents, including certificates and legal opinions, as are necessary to refinance the Company Senior Notes in accordance with the applicable provisions of the Indentures applicable to the Company Senior Notes, (v) providing reasonable access to the books and records, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) assisting in obtaining surveys and title insurance, (vii) furnishing to Acquisition Co and its financing sources all financial and other pertinent information regarding the Company reasonably requested by Acquisition Co, including audited consolidated financial statements for the Company for each of the five prior fiscal years of the Company and unaudited consolidated financial statements for the Company for subsequent interim periods and for all other probable or pending acquisitions (including pro forms financial statements giving effect to the Merger and the Acquisition Financing and any other pending or probable acquisitions), all meeting the requirements of Regulation S-X, Regulation S-K and the other accounting rules and regulations of the SEC for Form S-1 or Form F-1 registration statements and otherwise of the type and in the form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act, and (viii) taking all corporate actions reasonably necessary to permit consummation of the Acquisition Financing and the actions with respect to the Company Senior Notes referred to in clause (iv) above. In addition to the foregoing, the Company will provide Guarantor with the information relating to the Company and its affiliates that is required to be included in any materials disclosed to stockholders of Guarantor in connection with the Guarantor Stockholders Meeting and the Acquisition Financing. The Company agrees that none of the information supplied or to be supplied by the Company or its affiliates for inclusion or incorporation by reference in the materials disclosed to stockholders of Guarantor in connection with the Guarantor Stockholders Meeting or the Acquisition Financing will, on the date such materials are first disclosed to the stockholders of Guarantor, on the date such materials are first disclosed to potential investors in connection with the Acquisition Financing, and at the time of the Guarantor Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company or its affiliates for inclusion or incorporation by reference in the materials submitted to a Governmental Entity in connection with the Guarantor Stockholders Meeting or the Acquisition Financing will, on the date such materials are submitted to a Governmental Entity or at any time such materials are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiaries in connection with their compliance with this Section 6.10(b).

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Pre-Underwriting Agreement or the Commitment Letters without the consent of the Company (such consent not to be unreasonably withheld or delayed) if such amendments, modifications or waivers (A) reduce the aggregate amount of the Acquisition Financing or (B) would amend, modify or waive any of the conditions to the receipt of the Acquisition Financing in a manner that would reasonably be expected to cause any delay in the satisfaction of the conditions set forth in Sections 7.01 or 7.02 or the entry of any Legal Impediment.

SECTION 6.11. Resignations. To the extent requested by Parent in writing prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

SECTION 6.12. Further Action. (a) Prior to the Effective Time, if, and only if, requested by Parent, the Company shall terminate and settle with effect as of the Effective Time all swap agreements set forth on Schedule 6.12(a) of the Company Disclosure Letter.

(b) The Company shall sell or cause to be sold in market transactions, in a manner such that the cash proceeds of such sale are received by the Company prior to Closing, such portion of its portfolio of marketable securities as shall be requested by Parent no later than two business days after the later of (x) delivery of a request by Parent that the Company effect such sales or (y) the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of Closing), provided, that in the event Parent makes such a request, Parent hereby acknowledges that Parent and Acquisition Co shall not be entitled to claim a condition set forth in Article VII has not been satisfied as a result of events or circumstances existing at or prior to the time of such request.

(c) The Company shall use its reasonable best efforts to cause prior to the Effective Time the transactions contemplated by this Agreement, including (x) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) and (y) the transactions contemplated by Section 6.04 of this Agreement, in each case, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt from liability under Section 16(b) of the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.13. Notification. During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.01, the Company shall promptly notify Parent in writing upon becoming aware of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.01 or Section 7.02(a) or (b) impossible or unlikely. No such notification shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this

Agreement, or (ii) determining whether any of the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 has been satisfied.

SECTION 6.14. Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder or other litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent.

SECTION 6.15. Convertible Debentures. (a) The Company shall use reasonable best efforts to provide, or shall use reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the Indenture, dated as of December 18, 2001, relating to the Convertible Debentures (the “Indenture”), to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices required by the Indenture (including those notices that may be required pursuant to Section 10.1, 10.5 and 10.6) in connection with the transactions contemplated hereby.

(b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture (including under Section 10.4 thereof).

(c) The Company shall use reasonable best efforts to take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Indenture (including by Sections 5.1(c), 7.1, 7.2, 10.5 and 12.4, thereof) as may be necessary to comply with all of the terms and conditions of the Indenture.

SECTION 6.16. Tax Matters. (a) The parties intend that the Merger shall be treated, and agree to treat the Merger, for income Tax purposes as a taxable purchase of the shares of Company Common Stock by Parent to the extent of funds provided by Parent directly or through Acquisition Co (other than by way of a loan to Acquisition Co) and as a taxable redemption of the shares of Company Common Stock by the Company to the extent of the borrowed funds provided to Acquisition Co or the Company.

(b) The Company agrees to deliver to Parent on or prior to the Effective Time, to the extent it is able to do so as a matter of law, a certification in accordance with Treasury Regulation Section 1.1445-2(c), in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not United States real property interests because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or the EC Merger Regulation shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) preventing the consummation of the Merger shall be in effect (provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts (in the manner contemplated by Section 6.03) to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered).

SECTION 7.02. Conditions to Obligations of Parent and Acquisition Co. The obligations of Parent and Acquisition Co to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.03, 3.04, 3.17 and 3.18 of this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification) shall be true and correct in all material respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and the other representations and warranties of the Company set forth in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification) shall be true and correct in all respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except to the extent that the failure of such representations and warranties to be so true and correct as of the Closing Date or such earlier date, as the case may be (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Material Adverse Effect or any similar standard as qualification), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Parent and Acquisition Co shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with its obligations required to be complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Financing. All funds to be received pursuant to the Acquisition Financing (or any Alternate Financing) shall be available pursuant to the terms thereof and all funds contemplated by the Acquisition Financing (or any Alternate Financing) to fund the Merger shall have been received.

(d) Material Adverse Effect. No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Parent and Acquisition Co shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(e) Lottery Contracts. (i) The consents, approvals, orders and authorizations set forth on Schedule 7.02(e)(i) of the Company Disclosure Letter shall have been obtained (and shall be in effect at the Effective Time);

(ii) The counterparties to Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter representing at least 87.5% of the aggregate revenues realized by the Company and the Company Subsidiaries over the 12 month period ending November 30, 2005 pursuant to all Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter (which revenues are set forth on such schedule) shall have provided reasonably satisfactory oral or written confirmation that the consummation of the Merger shall not result in the termination of, or the commencement of formal termination procedures in respect of, the Lottery Contracts to which such counterparties are party; and

(iii) There shall have been no termination of, and there shall not have commenced, nor shall the Company have received written notice of the commencement of, formal termination procedures (except to the extent such notice has been withdrawn or such procedures have been terminated) in respect of (A) any Lottery Contract set forth on Schedule 7.02(e)(i) of the Company Disclosure Letter and (B) Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter representing at least 90% of the aggregate revenues realized by the Company and the Company Subsidiaries over the 12 month period ending November 30, 2005 pursuant to all such Lottery Contracts set forth on Schedule 7.02(e)(ii) of the Company Disclosure Letter (which revenues are set forth on such schedule).

(f) Appraisal Shares. The Appraisal Shares shall include no more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time.

           (g) Atronic. (i) The Company shall not be in breach of any of its obligations under the Mastervertrag and/or the Kaufvertrag, each dated December 5, 2004, by and between Messrs. Paul and Michael Gauselmann, on the one hand, and GTECH Corporation on the other hand (the “Atronic Contracts”), to the extent such breach would and (ii) there shall not have occurred any other event that would, in either case, be reasonably likely to permit Messrs. Paul and Michael Gausselmann to terminate such agreement pursuant to the terms thereof. The amendment to the Atronic Contracts dated January 10, 2006 shall be in full force and effect.

(h) Cash Balance. On the Closing Date, the Company shall have at least $400 million, in the aggregate, of (i) cash on hand that has not otherwise been pledged, hypothecated or encumbered by the Company except in the ordinary course of business, including the cash proceeds received by the Company from sales of its marketable securities in accordance with Section 6.12(b), and (ii) marketable securities (at fair market value) (collectively, the “Company Cash Balance”); provided, however, this condition shall be deemed satisfied if the Company Cash Balance is at least $370 million on the Closing Date and the Company provides Parent written notice of the estimated Company Cash Balance to be available on the Closing Date at least 15 business days prior to the Closing Date.

(i) Ratings. Guarantor shall have obtained and maintained a corporate and senior loan credit rating of at least Baa3/BBB- by, respectively, Moody’s Investors Services and Standard & Poor’s on a pro forma post-Merger basis.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Guarantor, Parent and Acquisition Co contained in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except to the extent that the failure of such representations and warranties to be true and correct as of the Closing Date (disregarding all qualifications, limitations and exceptions therein regarding materiality), individually or in the aggregate, would not reasonably be expected to (i) impair in any material respect the ability of Guarantor, Parent or Acquisition Co to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Guarantor, Parent and Acquisition Co by an executive officer of each such party to such effect.

(b) Performance of Obligations of Guarantor, Parent and Acquisition Co. Guarantor, Parent and Acquisition Co shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Guarantor, Parent and Acquisition Co by an executive officer of each such party to such effect.

SECTION 7.04. Frustration of Closing Conditions. Neither the Company, Parent nor Acquisition Co may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of each party hereto;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 10, 2006 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held Company Stockholders Meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval shall not have been obtained;

(c) by Parent in the event an Adverse Recommendation Change has occurred;

 (d) by Parent, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.02(a), (b), (c) or (i) and (ii) is incapable of being cured by the Company by the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d) if any breach of this Agreement by Parent shall have been a principal cause of the failure of such condition to be satisfied;

 (e) by the Company, if any event shall have occurred which (i) would give rise to the failure of any condition set forth in Section 7.02(c) or 7.03(a) or (b) and (ii) is incapable of being cured by Parent by the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(e) if any breach of this Agreement by the Company shall have been the principal cause of the failure of any such condition to be satisfied; or

(f) by the Company in accordance with the terms and subject to the conditions of Section 5.02(b).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition Co or the Company, other than the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02, clauses (a) through (d) and (f) of Section 9.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from the willful or intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. Subject to applicable Law, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, any amendment that by Law requires further approval by the stockholders of the parties shall be subject to the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after receipt of the Company Stockholder Approval, any waiver that by Law requires further approval by the stockholders of the parties shall be subject to the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

Guarantor

SECTION 9.01. Representations and Warranties of Guarantor. Guarantor represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Guarantor is duly organized, validly existing and in good standing under the laws of Italy. Guarantor has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the failure of which to possess, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Guarantor to perform its obligations under this Agreement or (ii) prevent or materially impede the consummation the Merger or the other transactions contemplated by this Agreement (including the Acquisition Financing).

(b) Authority; Execution and Delivery; Enforceability. Guarantor has all requisite corporate power and authority to execute and deliver this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and to perform its obligations thereunder. The execution and delivery by Guarantor of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Guarantor (other than, in connection with the Rights Offering, the requisite approval of the Guarantor board of directors and the Guarantor Stockholder Approval). Guarantor has duly executed and delivered this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter, and this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter constitute the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms.

(c) No Conflicts. The execution and delivery by Guarantor of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (subject with respect to clause (i) the requisite approval of the Guarantor board of directors in connection with the Rights Offering and the Guarantor Stockholder Approval), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Guarantor or any of its affiliates under, any provision of (i) the charter or organizational documents of Guarantor or any of its affiliates, (ii) any Contract to which Guarantor or any of its affiliates is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Guarantor or any of its affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, do not and would not reasonably be expected to (i) impair in any material respect the ability of Guarantor to perform its obligations under this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter or (ii) prevent or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter.

(d) No Consents. No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Guarantor or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement, the Pre-Underwriting Agreement and the Capital Securities Backstop Letter or the consummation of the transactions contemplated hereby and thereby, other than the filings and other matters referred to in Section 4.04(b).

SECTION 9.02. Guarantor Covenants. (a) Guarantor hereby absolutely and unconditionally guarantees to the Company and the express third party beneficiaries hereof, as a primary obligor and not merely as a surety, the payment and performance when due of all of the covenants, agreements and obligations of Parent and Acquisition Co, and their respective successors and assigns, contained in this Agreement (the “Guaranteed Obligations”, and such guarantee, the “Guarantee”).

(b) The Guarantee is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance when due of the Guaranteed Obligations, and not of their collectibility only, and is in no way conditioned upon any requirement that the Company or any other person first attempt to collect such Guaranteed Obligations from Parent or Acquisition Co or resort to any security or other means of collecting payment or performance. Should Parent or Acquisition Co default in the payment or performance of any Guaranteed Obligation, Guarantor’s obligations hereunder shall become immediately due and (if applicable) payable. Claims under the Guarantee may be made on one or more occasions. All payments of money made by Guarantor in performance and satisfaction of its obligations hereunder shall be made in lawful money of the United States, in immediately available funds, unless payment by another means is authorized by the Agreement.

(c) Guarantor hereby waives notice of acceptance of this Guarantee and notice of the Guaranteed Obligations, waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, notice of acceleration or intent to accelerate the Guaranteed Obligations, and any other notice to Guarantor, and waives (subject to the following sentence) to the fullest extent permitted by law, defenses generally, and neither the Company nor any other person is obligated to file any suit or take any action, or provide any notice to, Parent, Acquisition Co, Guarantor, or others, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, Guarantor agrees that the obligation of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company or any other person to assert any claim or demand or to enforce any right or remedy against Parent or Acquisition Co with respect to the Guaranteed Obligations; (ii) any extensions or renewals of the Guaranteed Obligations; (iii) any rescissions, waivers, amendments or modifications of the Agreement; (iv) the adequacy of any means available to the Company or any other person to claim payment or performance of the Guaranteed Obligations; (v) except as otherwise provided herein, the addition or release of any person or entities primarily or secondarily liable for the Guaranteed Obligations (including Guarantor) or (vi) any other act or omission that might in any means or to any extent vary the risk of Guarantor or otherwise operate as a release or exchange of Guarantor, all of which may be done without notice to Guarantor. However, Guarantor reserves the right to assert defenses that Parent or Acquisition Co may have to payment or performance of the Guaranteed Obligations, other than defenses arising from the bankruptcy, insolvency or similar rights of Parent or Acquisition Co, or defenses related to Parent’s or Acquisition Co’s capacity to enter into this Agreement.

(d) Guarantor agrees that the Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company or any other person entitled thereto upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent or Acquisition Co or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent or Acquisition Co or any substantial part of its property, or otherwise, all as though such payments or performance had not been made.

(e) Guarantor will use its reasonable best efforts to consummate the Merger, the other transactions contemplated hereby and the Acquisition Financing as soon as practicable following the date hereof, including using its reasonable best efforts to cause all conditions to the Acquisition Financing to be satisfied as soon as reasonably practicable after the date of this Agreement. Guarantor will use its reasonable best efforts (x) to perform in all material respects all of its covenants and obligations under the Pre-Underwriting Agreement and the Capital Securities Backstop Letter and (y) to cause all of its representations and warranties under the Pre-Underwriting Agreement and the Capital Securities Backstop Letter to be true and correct in all material respects. Without limiting the generality of the foregoing and subject to Section 6.03, (i) the board of directors of Guarantor will take all corporate action necessary to consummate the Rights Offering in accordance with the terms of the Pre-Underwriting Agreement, (ii) Guarantor will prepare, file and distribute any filings relating to the Guarantor Stockholder Approval and the Guarantor Stockholders Meeting, (iii) Guarantor will use its reasonable best efforts to obtain the Guarantor Stockholder Approval and any other Consent required to consummate the Rights Offering and (iv) as soon as practicable after obtaining the Guarantor Stockholder Approval, Guarantor will use its reasonable best efforts to commence and consummate the Rights Offering in accordance with the terms of the Pre-Underwriting Agreement.

(f) Guarantor (a) hereby appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby which may be instituted in any Delaware court and (b) agrees that service of process upon such Authorized Agent shall be deemed in every respect effective service of process upon Guarantor in any such suit or proceeding. Guarantor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as such agent for service of process, and Guarantor agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.

ARTICLE X

General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Guarantor, Parent or Acquisition Co, to

Lottomatica S.p.A.
Viale del Campo Boario n. 56/D
00153 Roma
Attention: General Counsel
Facsimile No: +39 06 51894205

with copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019

Attention: Morton A. Pierce, Esq.
                         Jack S. Bodner, Esq.
Facsimile No: (212) 259-6333

(b) if to the Company, to

GTECH Holding Corporation
55 Technology Way

West Greenwich, RI 02817
Attention: General Counsel
Facsimile No: (401) 392-0391

with copies to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention: Philip A. Gelston, Esq.
  Sarkis Jebejian, Esq.
Facsimile No: (212) 474-3700

and

Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, RI 02903

Attention: Walter G.D. Reed, Esq.
Facsimile No: (401) 276-6611

SECTION 10.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day, other than a Saturday, Sunday or day on which clearing banks in New York or Italy are not open for the transaction of normal business.

The “knowledge” of the Company means the actual knowledge of the individuals identified in Schedule 10.03(a) of the Company Disclosure Letter.

A “Material Adverse Effect” means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i)  any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the Effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (ii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the Effects giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (iii) any Effect to the extent resulting from changes affecting the financial or securities markets or the economy in general unless such Effect has had, or would reasonably be expected to have, a materially disproportionate impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole relative to other participants in the industries in which the Company and the Company Subsidiaries operate; (iv) the failure of the Company or any Company Subsidiary to be awarded any Lottery Contract with respect to which a bid or proposal is made (including any bids or proposals pending as of the date of this Agreement) or the failure of any customer with respect to any existing Lottery Contract to renew or replace such Lottery Contract with the Company or the applicable Company Subsidiary and (v) the failure of any of the officers of the Company set forth on Schedule 10.03(b) to be employed by the Company at the Effective Time.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 10.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions and (b)  are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time (i) the provisions of Article II shall be enforceable by holders of Certificates and (ii) the provisions of Sections 6.04 and 6.06 shall be enforceable by the beneficiaries expressly identified therein.

SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Acquisition Co may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to any affiliate of Parent that would not reasonably be expected to cause any delay in the satisfaction of the condition set forth in Section 7.01(b) or the entry of any Legal Impediment, but no such assignment shall relieve Parent or Acquisition Co of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

SECTION 10.10. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any Delaware State court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in such a court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.11.

SECTION 10.12. Remedies. Notwithstanding any other provision of this Agreement (including Section 6.07 and Section 8.02) other than the last sentence of this Section 10.12, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. The Company acknowledges that if, and only if, Parent pays to the Company the Parent Termination Fee after a demand therefor by the Company, then such amount shall constitute the Company’s sole and exclusive remedy for the termination of this Agreement regardless of the circumstances giving rise to such termination, the Company shall have no further rights, directly or indirectly, against any Parent or any of its affiliates, whether at law or equity, in contract, in tort or otherwise in respect of this Agreement and the Company shall not be able to assert any claim against Parent or its affiliates in respect of this Agreement.

IN WITNESS WHEREOF, Guarantor, Parent, Acquisition Co and the Company have duly executed this Agreement, all as of the date first written above.

LOTTOMATICA S.P.A.,

by	/s/ Rosario Bifulco
Name: Rosario Bifulco Title: Chairman and Managing Director

GOLD HOLDING CO.,

by	/s/ Marco Sala
Name: Marco Sala Title: President

GOLD ACQUISITION CORP.,

by	/s/ Marco Sala
Name: Marco Sala Title: President

GTECH HOLDINGS CORPORATION,

by	/s/ Robert M. Dewey, Jr.
Name: Robert M. Dewey, Jr. Title: Chairman of the Board

ANNEX A

FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Certificate of Incorporation of
GTECH Holdings Corporation

1. The name of the Corporation is GTECH Holdings Corporation.

2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.01 par value per share (“Common Stock”).

Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote.

5. Elections of directors need not be by written ballot unless required by the by-laws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

6. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the by-laws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal by-laws made by the Board of Directors.

7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of DGCL Section 102, as the same may be amended and supplemented from time to time. Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. The Corporation shall, to the fullest extent permitted by the provisions of DGCL Section 145, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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